ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

JUNE 30, 2004	DECEMBER 31, 2003

ASSETS
Current
Cash and cash equivalents	$ 360,941	$ 738,226
Short-term investments	5,610,410	2,877,201
Accounts receivable-trade, net of allowance	1,883,401	467,195
Loans receivable	230,770	214,614
Inventory	1,195,462	411,966
Prepaid expenses	108,311	39,780
Current portion of note receivable	31,758	78,416

	9,421,053	4,827,398

Note Receivable	63,519	65,347
Intangible Assets (note 4)	133,333	-
Investment In And Advances To Joint Venture	-	131,316
Capital Assets, net	474,681	413,858

$ 10,092,586	$ 5,437,919

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 984,130	$ 182,170
Deferred revenue	26,779	55,098

1,010,909	237,268

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
62,500,000 common shares with a par value of $0.001
Issued and outstanding common shares:
June 30, 2004 – 55,651,065
December 31, 2003 – 49,845,020	55,651	49,845
Additional paid-in capital	34,686,939	30,972,186

Deferred Option Plan Compensation	(28,092)	(46,161)
Deficit	(25,635,684)	(25,790,199)
Accumulated Other Comprehensive Income	2,863	14,980

9,081,677	5,200,651

$ 10,092,586	$ 5,437,919

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

3 MONTHS ENDED JUNE 30		6 MONTHS ENDED JUNE 30
2004	2003	2004	2003

Revenues
Sales	$ 1,765,076	$ 155,775	$ 2,726,287	$ 290,449
Commissions	166	7,870	5,096	13,388

	1,765,242	163,645	2,731,383	303,837
Cost Of Revenues	1,352,385	39,743	1,978,322	99,042

Gross Profit	412,857	123,902	753,061	204,795

Expenses
Operating expenses (note 6)	346,603	59,918	697,607	194,192
Depreciation and amortization of capital assets	25,407	45,932	43,441	91,752
Interest on promissory note	-	4,098	-	8,177

372,010	109,948	741,048	294,121

Income (Loss) Before Other Items	40,847	13,954	12,013	(89,326)

Other Items
Share of income in joint venture	-	15,633	5,670	26,687
Interest income	61,745	2,944	136,832	2,944

61,745	18,577	142,502	29,631

Income (Loss) From Continuing Operations	102,592	32,531	154,515	(59,695)
Gain On Disposition Of Subsidiaries	-	-	-	95,552
Income From Discontinued Operations	-	-	-	645

Income For The Period	$ 102,592	$ 32,531	$ 154,515	$ 36,502

Basic and Diluted Income (Loss) Per Share
Income (Loss) from continuing operations	$ 0.002	$ 0.001	$ 0.003	$ (0.002)
Income for the period	$ 0.002	$ 0.001	$ 0.003	$ 0.001

Weighted Average Number Of Shares Outstanding	55,506,272	30,793,654	54,991,810	29,760,052

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

6 MONTHS ENDED JUNE 30
2004	2003

Cash Flows From Operating Activities
Income (Loss) for the period from continuing operations	$ 154,515	$ (59,695)
Non-cash items included in net income (loss):
Depreciation and amortization	43,441	91,752
Stock based compensation	18,069	33,442
Joint Venture share of income	(5,670)	(26,687)

	210,355	38,812
Changes in operating working capital items:
Decrease (increase) in accounts receivable	(1,416,206)	(85,410)
Decrease (increase) in inventory	(783,496)	(86,734)
Increase (decrease) in prepaid expenses	(68,531)	(300)
Increase (decrease) in accounts payable and accrued liabilities	801,960	(190,227)
Decrease in deferred revenue	(28,319)	-

Net cash used in operating expenses	(1,284,237)	(323,859)

Cash Flows From Investing Activities
Purchase of capital assets, net	(87,597)	(7,068)
Proceeds on disposition of subsidiaries, net of cash divested	-	(45,658)
Purchase of short-term investments	(2,733,209)	-
Loan advances	(16,156)	-
Investment in intangible assets	(150,000)	-
Investment in joint venture	136,986	22,510
Note receivable	48,486	6,544

Net cash from (used in) Investing Activities	(2,801,490)	(23,672)

Cash Flows From Financing Activities
Repayment to related party, net	-	(180,987)
Issuance of share capital	3,000,000	-
Exercise of warrants	554,945	-
Exercise of options	352,144	1,149,500
Share issuance costs	(186,530)	-

Net cash from (used in) financing activities	3,720,559	968,513

Change In Cash And Cash Equivalents For The Period	(365,168)	620,982
Net Cash Used In Discontinued Operations	-	(3,399)
Cash And Cash Equivalents, Beginning Of Period	738,226	169,307
Effect Of Exchange Rates On Cash	(12,117)	27,273

Cash And Cash Equivalents, End Of Period	$ 360,941	$ 814,163

ABLEAUCTIONS.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company's primary business activity is as a high-tech business-to-business and consumer auctioneer that conducts its auctions live and simultaneously broadcasts over the Internet.  The Company liquidates a broad range of computers, electronics, office equipment, furniture and industrial equipment that it acquires through bankruptcies, insolvencies and defaults.

The Company's operating subsidiaries at June 30, 2004 were:

Able Auctions (1991) Ltd., a Canadian-based auction business.

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business.

Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Itrustee.Com Technologies Ltd., a Canadian-based liquidation business

Itrustee.Com International, Ltd. a US-based liquidation business.

Inet auctions Inc., a Canadian-based auction service business.

The unaudited consolidated financial statements of the Company at June 30, 2004 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2004 are consistent with those used in fiscal 2003.  The results of operations for the six-month period ended June 30, 2004 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2004.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2003 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 30, 2004.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

LIQUIDITY AND FUTURE OPERATIONS

The company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the company has incurred significant losses since its inception.  In order to continue as a going concern, the company must generate profits and/or obtain additional financing.  It is management’s plan to seek additional capital through equity financing.

3.

DISPOSAL OF SUBSIDIARY

Effective January 1, 2003 the Company sold its 100% interest in Ehli’s Commercial/Industrial Auctions, Inc. (“Ehli’s”), for cash consideration of $154,000.  At March 31, 2003, this amount is included in accounts receivable.  Cash of $154,000 was received in April 2003.

The carrying value of assets and liabilities of Ehli’s at the date of sale was as follows:

Cash	$139,658
Other assets	170,208
Liabilities	(412,899)

$(103,033)

4.

INTANGIBLE ASSETS

Intangible assets consists of payments made to three former principals of a company that was a direct competitor of Ableauctions.  In consideration of payments received, the former principals will cease any activities that directly compete with Ableauctions for a period of three years.

The intangible assets will be amortized on a straight-line basis over the life of the agreement

5.

INVESTMENT IN AND ADVANCES TO JOINT VENTURE

During the 2002 year, the Company entered into a joint venture with three of its directors to acquire certain inventory for resale.  This arrangement was entered into by the Company with its directors due to the lack of capital available to finance the transaction.  Effective March 31, 2003, the Company’s share of the joint venture increased from 27% to 54%.  The Company paid $91,025 to the joint venture for its initial investment, and an additional amount of $60,000 for the increased investment.  Effective April 1, 2004, the Company purchased the remaining 46% interest of the joint venture from the directors for a total amount of $151,209, such that the Company assumed direct ownership of joint venture assets.

6.

  OPERATING EXPENSES

3 MONTHS ENDED JUNE 30		6 MONTHS ENDED JUNE 30
2004	2003	2004	2003

Operating Expenses
Accounting and legal	$ 46,578	$ 18,875	$ 104,551	$ 44,620
Advertising and promotion	23,454	5,507	43,886	16,422
Automobile	1,907	600	4,228	1,399
Bad debts	-	3,433	20,000	3,433
Commission	79,567	780	136,724	2,558
Consulting	2,322	3,000	3,822	4,500
Insurance	3,595	30,232	9,623	41,145
Investor relations and shareholder information	6,565	9,799	7,840	13,751
Management fees	17,555	15,192	35,111	45,577
Office and administration	13,255	27,734	43,407	35,669
Rent and utilities	42,565	13,299	73,325	26,116
Repairs and maintenance	2,682	1,085	5,246	1,688
Salaries and benefits	83,546	26,113	153,964	48,966
Telephone	6,605	4,437	21,492	6,718
Travel	7,928	1,532	14,929	3,330
Website Maintenance	8,479	-	19,459	-

Net operating expenses	346,603	161,618	697,607	295,892

Expense Recovery	-	(101,700)	-	(101,700)

Total operating expenses	$ 346,603	$ 59,918	$ 697,607	$ 194,192